EXHIBIT 99.1

                   SYNDICATED FOOD SERVICE INTERNATIONAL, INC.

                                                         P.O. BOX 2185
                                                         FRONT ROYAL, VA 22630
                                                         PHONE:   (540) 636-4190
                                                         FAX:     (540) 636-3360

                                  NEWS RELEASE

FOR MORE INFORMATION, CONTACT:                        Thomas P. Tanis, Jr.
                                                      President
                                                      (540) 636-4190

        "SYNDICATED FOOD SERVICE INTERNATIONAL, INC. FILES FOR CHAPTER 11
          REORGANIZATION TO EFFECT SALE OF ITS OPERATING SUBSIDIARIES".

Front Royal, VA (December 23, 2004) - Syndicated Food Service International, Inc. (PinkSheets:SYFS.PK) (the "Company") today announced that on December 14, 2005, that it had filed a voluntary petition under Chapter 11, of the United States Bankruptcy Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division (the "Court); Case No. 05-33375. The reorganization case is being administered under the caption "In re Syndicated Food Service International, Inc., Case No. 05-33375." The Company will continue to operate its business as "debtor-in-possession" under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

The Company also announced that it has submitted for approval by the Court a motion for an order authorizing the Company to sell all of the capital stock and ownership interests in the Company's three remaining operating subsidiaries, Beasley Food Service, Inc., Beasley Transportation, Inc. and Syndicated Bloomington I, LLC. (collectively, the "Subsidiaries") as part of its proposed plan (the "Plan").

The Plan requests approval by the Court for the establishment of Court approved bidding procedures at the time of auction to ascertain fare market value of the Subsidiaries. Any final sale of the Subsidiaries is subject to the approval of the Subsidiaries' secured lender, as well as the Court. In the event the sale is approved by the Court the Company would then plan to distribute the proceeds from the sale to its creditors.

The bankruptcy petition and other documents (the "Documents") filed by the Company, are available at the Courts internet home page www.insb.uscourts.gov, or at the Court Clerk's Office, Southern District of Indiana, P.O. Box 44978, Indianapolis, IN 46244. To view said Documents, one must first register with the Administrative Office of the U.S. Courts Pacer Service. The Pacer Service Center is the Federal Judiciary's centralized registration, billing, and technical support center for electronic access to U.S. District, Bankruptcy, and Appellate court records.

Certain statements made here are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management's estimates: actual results may differ materially

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